EXHIBIT 35.1

         Annual Servicer's Statement as to Compliance for the year ended
                                December 31, 2007
                        (Goldman Sachs Mortgage Company)

                          Servicer Compliance Statement

                            GS Auto Loan Trust 2007-1

                                 March 31, 2008

I, Curtis Probst, Vice President and a duly authorized officer of Goldman Sachs Real Estate Funding Corp., the general partner of Goldman Sachs Mortgage Company, as Servicer (the "Servicer"), certify that:

(i) A review of the Servicer's activities during the period from June 28, 2007 to and including December 31, 2007 (the "Reporting Period"), and of its performance under the Sale and Servicing Agreement, dated as of June 28, 2007 (the "Sale and Servicing Agreement"), by and among GS Auto Loan Trust 2007-1, Goldman Sachs Asset Backed Securities Corp., The Bank of New York and the Servicer, has been made under my supervision.

(ii) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the Reporting Period.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the day and year first above written.

                               GOLDMAN SACHS MORTGAGE COMPANY, as Servicer

                               By: Goldman Sachs Real Estate Funding Corp., its general partner

                               By:      /s/ Curtis Probst
                                        --------------------
                               Name:    Curtis Probst
                               Title:   Vice President